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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

          We consent to the incorporation by reference in the Registration Statement (Form S-8) and related Prospectus pertaining to the DMIS, Inc. Nissan Maintenance Project Retirement & Savings Plan (the "Plan") of (1) our report dated November 19, 1996, with respect to the consolidated financial statements of Fluor Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 31, 1996, filed with the Securities and Exchange Commission (the "Commission") and (2) our report dated June 23, 1997 with respect to the financial statements and financial statement schedule of the Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1996, filed with the Commission.

                              /s/ ERNST & YOUNG LLP

Orange County, California

July 9, 1997